SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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[ ]	Soliciting Material Pursuant to § 240.14a-12

BERKSHIRE HATHAWAY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement If Other Than The Registrant)

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BERKSHIRE HATHAWAY INC.

1440 Kiewit Plaza

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2003

TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the Omaha Civic Auditorium, 1804 Capitol Avenue, Omaha, Nebraska, on May 3, 2003 at 9:30 a.m. for the following purposes:

1.	To elect directors.

2.	To act on a shareholder proposal, if properly presented at the meeting.

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 5, 2003 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 1440 Kiewit Plaza, Omaha, Nebraska during the ten days prior to the meeting.

     You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

By order of the Board of Directors

FORREST N. KRUTTER, Secretary

Omaha, Nebraska
March 21, 2003

A shareholder may request meeting credentials for admission to the meeting for himself or herself and family members by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker’s statement showing shares held for his or her benefit on March 5, 2003 will be adequate identification.

BERKSHIRE HATHAWAY INC.

1440 Kiewit Plaza

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 3, 2003

     This statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Hathaway Inc. (hereinafter “Berkshire” or the “Corporation”) of proxies in the accompanying form for the Annual Meeting of the Shareholders to be held on Saturday, May 3, 2003 at 9:30 a.m. and at any adjournment thereof.

     This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 21, 2003.

     If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

     Solicitation of proxies will be made solely by mail at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

     As of the close of business on March 5, 2003, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 1,309,423 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 6,763,493 of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-two-hundredth (1/200) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class. Only shareholders of record at the close of business on March 5, 2003 are entitled to vote at the Annual Meeting or at any adjournment thereof.

     The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. A majority of votes properly cast upon any question other than election of directors shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.

     Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

1. ELECTION OF DIRECTORS

     At the 2003 Annual Meeting of Shareholders, a Board of Directors consisting of seven members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

     Each of the current directors of the Corporation is a nominee for reelection. Certain information with respect to nominees for election as directors is contained in the following table:

WARREN E. BUFFETT, age 72, has been a director of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr Buffett is a controlling person of the Corporation. He is also a director of The Coca-Cola Company, The Gillette Company and The Washington Post Company.

HOWARD G. BUFFETT, age 48, has been a director of the Corporation since 1993. Mr. Buffett is currently President of Buffett Farms and BioImages, a photography and publishing company. From June of 1996 until August of 2001, Mr. Buffett was the Chairman of the Board of Directors of The GSI Group, a company primarily engaged in the manufacture of agricultural equipment. He is also a director of Coca-Cola Enterprises Inc., ConAgra Foods Inc. and Lindsay Manufacturing Co.

SUSAN T. BUFFETT, age 70, has been a director of the Corporation since 1991. Mrs. Buffett has not been employed in the past five years.

MALCOLM G. CHACE, age 68, has been a director of the Corporation since 1992. For more than the past five years, Mr. Chace has been Chairman of the Board of Directors of BankRI, a community bank located in the State of Rhode Island.

CHARLES T. MUNGER, age 79, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. He is Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80%-owned by the Corporation. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation and a director of Costco Wholesale Corporation.

RONALD L. OLSON, age 61, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is also a director of City National Bank, Edison International, Western Asset Trust, Inc. and Pacific American Income Shares Inc.

WALTER SCOTT, JR., age 71, has been a director of the Corporation since 1988. For more than the past five years, he has been Chairman of the Board of Directors of Level 3 Communications, Inc., a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing. He is also a director of Burlington Resources Inc., Commonwealth Telephone Enterprises, Inc., Peter Kiewit Sons’ Inc., RCN Corporation and Valmont Industries Inc.

     Warren E. Buffett and Susan T. Buffett are husband and wife. Howard G. Buffett is the son of Warren and Susan Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2002 and is expected to render services in 2003.

     On March 14, 2000, Berkshire, David L. Sokol and Walter Scott, Jr., who is a current director and a nominee for director, acquired MidAmerican Energy Holdings Company (“MidAmerican”). Berkshire invested approximately $1.24 billion and acquired about a 9.7% voting interest and a 76% economic interest in MidAmerican on a fully-diluted basis. During 2002, Berkshire invested an additional $402 million in MidAmerican which increased its economic interest in MidAmerican to 80.2% on a fully-diluted basis. Mr. Scott, who invested approximately $280 million in cash and shares of MidAmerican common stock in the March 14, 2000 transaction, controls approximately 86% of the voting interest in MidAmerican and serves as a member of its board of directors.

     When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the seven nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before this meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Board of Directors’ Meetings, Committees and Directors’ Compensation

     Board of Directors’ actions were taken in 2002 at the Annual Meeting of Directors that followed the 2002 Annual Meeting of Shareholders, at one special meeting and upon three occasions by Directors’ unanimous written consent. Each director attended all meetings of the Board and of the Committees of the Board on which they served except for Ronald L. Olson who did not attend the annual meeting of directors and Walter Scott, Jr. who did not attend the special meeting of directors.

     The Board of Directors has an Audit Committee consisting of Walter Scott, Jr., Chairman, Malcolm G. Chace and Ronald L. Olson. All members of the Audit Committee meet the current independence standards of the rules promulgated by the Securities and Exchange Commission and New York Stock Exchange. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Audit and members of management and reviews the Corporation’s accounting policies and internal controls. It also reviews the scope and adequacy of the independent accountants’ examination of the Corporation’s annual financial statements. In addition, the Audit Committee recommends the firm of independent public accountants to be retained by the Corporation. The Audit Committee held three formal meetings during 2002. The Board of Directors adopted an Audit Committee Charter on April 29, 2000. The Corporation does not have standing nominating or compensation committees of the Board of Directors.

     Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders.

Report of the Audit Committee

     The Audit Committee of the Board of Directors of the Corporation has reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2002 Annual Report to Shareholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

     The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which includes, among other items, matters relating to the conduct of an audit of the Corporation’s financial statements.

     The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche LLP their independence from the Corporation.

     Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, the Audit Committee has recommended to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2002 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the Corporation’s 2002 Annual Report to Shareholders.

     It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Corporation’s independent public accountants with respect to such financial statements.

     Submitted by the members of the Audit Committee of the Board of Directors.

Walter Scott, Jr., Chairman Malcolm G. Chace Ronald L. Olson

Independent Public Accountants

     Deloitte & Touche LLP served as the Corporation’s principal independent public accountants for 2002. Representatives from that firm will be present at the meeting of shareholders, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions.

     Aggregate fees billed to the Corporation for the year ending December 31, 2002 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their affiliates (collectively, “Deloitte & Touche”) were as follows:

Audit Fees	$3,655,432	(a)(c)
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$5,719,299	(b)(c)

(a)	Includes fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s consolidated quarterly financial statements. Also includes statutory audit fees related to many of the Corporation’s insurance subsidiaries as well as certain of its foreign subsidiaries.

(b)	The aggregate fees for all other services can be sub-categorized as follows:

Tax compliance and tax consulting services	$3,170,785
Audit related services	1,830,180	*
Other services	718,334

	$5,719,299

* Audit related services primarily include fees for certain subsidiary separate company audits not required for purposes of Deloitte & Touche’s audit of the Corporation’s consolidated financial statements, audits of certain subsidiary employee benefit plans and consultation on various accounting and reporting matters.

(c)	The information presented herein excludes fees paid by MidAmerican Energy Holdings Company, a non consolidated subsidiary, in which Berkshire holds a 80.2% economic interest. MidAmerican was billed by Deloitte & Touche approximately $2.2 million for audit fees relating to its separate reporting requirement and $1.7 million for other services for the year ending December 31, 2002.

Executive Compensation

     The following table discloses the compensation received for the three years ended December 31, 2002 by the Corporation’s Chief Executive Officer and its other executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation			All
Name and				Other
Principal Position	Year	Salary	Bonus	Compensation

Warren E. Buffett	2002	$100,000	—	$196,000	(2)
Chief Executive Officer/	2001	100,000	—	256,400	(2)
Chairman of the Board	2000	100,000	—	255,600	(2)
Marc D. Hamburg	2002	462,500	—	31,500	(3)
Vice President/Chief	2001	412,500	—	31,500	(3)
Financial Officer	2000	362,500	—	30,500	(3)
Charles T. Munger (1)	2002	100,000	—	—
Vice Chairman of the Board	2001	100,000	—	—
	2000	100,000	—	—

(1)	Mr. Munger is compensated by a Berkshire subsidiary.

(2)	Represents the value of directors’ fees received by Mr. Buffett in cash or deferred phantom equity interests from certain non-subsidiary companies in which Berkshire has significant investments.

(3)	Represents contribution to a subsidiary’s defined contribution plan in which Mr. Hamburg participates and directors’ fees received by Mr. Hamburg from a Berkshire affiliate.

Board of Directors Report on Executive Compensation

     Berkshire’s program regarding compensation of its executive officers is different from most public corporations’ programs. Mr. Warren E. Buffett recommends to the Board of Directors the amount of his proposed remuneration and he sets the remuneration of Berkshire’s other executive officers (including both salary and bonus). Mr. Buffett has been paid an annual salary of $100,000 for each of the last 22 years. Factors considered by the Board of Directors and Mr. Buffett are typically subjective, such as their perception of the individual’s performance and any planned change in functional responsibility. Neither the profitability of the Corporation nor the market value of its stock are considered in setting executive officer remuneration (including both salary and bonus). Further, it is the Corporation’s policy that all compensation paid to its executive officers be deductible under Internal Revenue Code Section 162(m).

Submitted by the Berkshire Hathaway Inc. Board of Directors

Warren E. Buffett, Chairman	Charles T. Munger
Susan T. Buffett	Ronald L. Olson
Howard G. Buffett	Walter Scott, Jr.
Malcolm G. Chace

Stock Performance Graph

     The following chart compares the subsequent value of $100 invested in Berkshire Hathaway Inc. common stock on December 31, 1997 with a similar investment in the Standard and Poor’s 500 Stock Index and in the Standard and Poor’s Property - Casualty Insurance Index.

Comparison of Five Year Cumulative Return*

	1997	1998	1999	2000	2001	2002

Berkshire Hathaway Inc.	$100	$152	$122	$154	$164	$158
S&P 500 Property-Casualty Insurance Index **	100	93	70	108	100	89
S&P 500 Index	100	129	156	141	125	97

*	Cumulative return for the Standard and Poor’s indices based on reinvestment of dividends.

**	It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor’s Property - Casualty Insurance Index for comparative purposes.

Board of Directors

Interlocks and Insider Participation

     Warren E. Buffett, Chairman of Berkshire’s Board of Directors, is an employee of the Corporation. Charles T. Munger, Vice Chairman of Berkshire’s Board of Directors, is employed by a Berkshire subsidiary.

Security Ownership of Certain Beneficial Owners and Management

     Warren E. Buffett, whose address is 1440 Kiewit Plaza, Omaha, NE 68131, a nominee for director, is the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Class A or Class B Stock. Beneficial ownership of the Corporation’s Class A and Class B Stock on February 28, 2003 by Mr. Buffett and by any other executive officers and directors of the Corporation who own shares is shown in the following table:

					Percentage	Percentage
				Percentage	of Aggregate	of Aggregate
				of Outstanding	Voting Power	Economic
		Shares		Stock of	of Class A	Interest
	Title of Class	Beneficially		Respective	and	of Class A
Name	of Stock	Owned (1)		Class (1)	Class B (1)	and Class B (1)

Warren E. Buffett	Class A	476,198	(2)	36.3
	Class B	60	(2)	*	35.4 (3)	31.0
Susan T. Buffett	Class A	34,199	(2)	2.6
	Class B	9	(2)	*	2.6 (3)	2.2
Howard G. Buffett	Class A	14		*
	Class B	45		*	*	*
Malcolm G. Chace	Class A	966	(4)	0.1
	Class B	53	(4)	*	0.1	0.1
Charles T. Munger	Class A	16,711		1.3
	Class B	—		*	1.2	1.1
Ronald L. Olson	Class A	105		*
	Class B	300		*	*	*
Walter Scott, Jr.	Class A	100	(5)	*
	Class B	—		*	*	*
Directors and executive	Class A	528,293		40.3
officers as a group	Class B	467		*	39.3	34.4

* less than 0.1%.

(1)	Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into thirty shares of Class B Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account such shares of Class B Stock which may be acquired upon conversion (an amount which is equal to 30 times the number of shares of Class A Stock held by a shareholder). The percentage of outstanding Class B Stock is based on the total number of shares of Class B Stock outstanding as of March 5, 2003 and does not take into account shares of Class B Stock which may be issued upon conversion of Class A Stock.

(2)	Includes 475,094 shares owned directly and beneficially by Warren E. Buffett, and 1,104 shares owned by three trusts of which Mr. Buffett is sole trustee but with respect to which Mr. Buffett disclaims any beneficial economic interest. Mr. Buffett shares investment and voting power with respect to 34,199 Class A shares and 9 Class B shares owned by Susan T. Buffett.

(3)	Mr. and Mrs. Buffett have entered into a voting agreement with Berkshire providing that, should the combined voting power of shares held by Mr. and Mrs. Buffett and the trusts exceed 49.9% of Berkshire’s total voting power, they will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(4)	Includes 247 Class A shares and 25 Class B shares for which Mr. Chace has sole investment and voting power. Also includes 719 Class A shares and 28 Class B shares held by various trusts and partnerships of which Mr. Chace is a trustee or a limited partner. Excluded are 727 Class A shares in which Mr. Chace has a pecuniary interest but with respect to which he possesses neither investment power nor voting power, and also does not include 54 Class A shares owned by Elizabeth Z. Chace, wife of Mr. Chace.

(5)	Does not include 10 Class A shares owned by Suzanne M. Scott, wife of Walter Scott, Jr.

Section 16(a) Beneficial Owner Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during 2002 all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.

2. SHAREHOLDER PROPOSAL

     Christopher J. Fried, who resides at 2911 Brighton Road, Philadelphia, PA 19149 and owns eight shares of Class B Common Stock, has given notice that he intends to present for action at the annual meeting the following proposal.

     Class B Shareholders who own at least seven (7) registered shares of Berkshire Hathaway Class B stock shall become eligible for the shareholder-designated contribution program. The donated amount for each Class B share shall be set at one-thirtieth (1/30) the Class A donated amount.

     Supporting statement: The shareholder-designated contribution program was initiated in 1981 when Berkshire Hathaway had only one class of shares. In 1996, a second class of shares was created that had the economic value of no greater than 1/30th of Class A shares. Shareholders of this class were given nearly the same rights as Class A shareholders, however they were banned from the Contribution Program. Since Berkshire Hathaway believes in a partnership philosophy with its shareholders, this program must be amended to include Class B shareholders.

     The Proposal that is being presented is one that expands the Contribution Program to Class B shareholders in an efficient and economical way. First, the contribution rate for each Class B share will be set at 1/30th the amount of the Class A rate. At the current $18 per Class A share contribution allowance, this will result in a rate of $0.60 per Class B share. Second, only those shareholders who own a minimum of seven (7) Class B shares that are registered with the company shall be eligible for this program. This seven-share floor requirement will result in donations of no less than $4.20 per shareholder. When one takes into account inflation, this rate will be on par with the original 1981 contribution rate.

     It is true that the Contribution Program is a perk for Class A shareholders. However, there are only a few people who can afford the price of a Class A share. Nevertheless, shareholders from both classes are in the same boat when it comes to our firm. Therefore, it would be appropriate for Class B shareholders to be included in the shareholder-designated contribution program.

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASON:

     Class A and Class B shares have always been different in some respects. Berkshire first issued shares of Class B stock in 1996. Berkshire’s then outstanding common stock was designated Class A common stock and became convertible into Class B shares at a thirty-for-one conversion ratio. At that time, Berkshire stated in its Prospectus that Class B shares would be entitled to receive dividends and distributions (including liquidating distributions) equal to one-thirtieth (1/30th) of the amount per share, if any, declared by the Company’s Board of Directors for each share of Class A common stock. However, the Prospectus also indicated that Class B common stockholders would be entitled to one-two-hundredth (1/200th) of a vote for each share held on all matters submitted to a vote of shareholders, Class B shares would not be convertible into Class A shares, and Class B shares would not participate in Berkshire’s shareholder-designated contribution program. The Prospectus also stated, and it has generally been the case, that although Class B shares may sell below one-thirtieth (1/30th) of the market price for Class A shares, it is unlikely that a Class B share will sell more than fractionally above one-thirtieth (1/30th) of the market price of Class A common stock because higher prices than that would cause arbitrage activity to ensue.

     These differences between Class A and Class B common stock provide holders of Class A shares a marginally superior investment to holders of Class B shares, a superiority that was clearly laid out at the time of the issuance of the Class B shares. Subsequent purchasers of Class A shares have often paid a small premium above the concurrent price of 30 Class B shares in part because of their reliance on the differentiating factors originally established. Berkshire’s directors believe that the rights of the classes should not be changed in any way that affects the relative values.

     Accordingly, we suggest you vote AGAINST this proposal.

3. OTHER MATTERS

     As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last shareholders’ meeting, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

     The Annual Report to the Shareholders for 2002 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

     A copy of the 2002 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Forrest N. Krutter, Secretary, Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, Nebraska 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 5, 2003. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2002 Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (sec.gov).

Proposals of Shareholders

     Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2004 Annual Meeting must be received by the Corporation by November 21, 2003. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail — return receipt requested. Shareholders who intend to present a proposal at the 2004 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 5, 2004. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

Omaha, Nebraska March 21, 2003	FORREST N. KRUTTER, Secretary

PROXY

BERKSHIRE HATHAWAY INC.
Annual Meeting of Shareholders to be held on May 3, 2003
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2003 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors, the Shareholder Proposal and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

     IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL NOMINEES AND AGAINST THE SHAREHOLDER PROPOSAL.

PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

The Board Recommends a Vote For item 1 and Against item 2.

☒	Please mark
votes as in
this example

1.     Election of Directors
Nominees: Warren E. Buffett, Charles T. Munger, Susan
T. Buffett, Howard G. Buffett, Malcolm G. Chace, Ronald
L. Olson and Walter Scott, Jr.

	FOR		WITHHELD
☐	ALL	☐	FROM ALL
	NOMINEES		NOMINEES
☐
For, except vote withheld from the above nominee(s).

2.     Shareholder Proposal:
To approve the stockholder
proposal with respect to charitable
contributions.

☐	FOR	☐	AGAINST	☐	ABSTAIN

MARK HERE	☐
FOR ADDRESS
CHANGE AND
NOTE AT LEFT

Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title

Signature: Signature:	Date Date